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                                                                    EXHIBIT 99.1

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
AMP Incorporated
470 Friendship Road
Harrisburg, Pennsylvania 17111

Members of the Board:

    We hereby consent to the inclusion of our opinion letter to the Board of Directors of AMP Incorporated ("AMP") as Annex C to the Joint Proxy Statement/Prospectus of AMP and Tyco International Ltd. ("Tyco") relating to the proposed merger transaction involving AMP and Tyco and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinion of AMP's Financial Advisor" and "THE MERGER--Opinion of AMP's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                               By: /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                               -------------------------------------------------

                                  CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
December 11, 1998